UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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PACIFIC BIOMARKERS, INC.

(Name of Registrant as Specified in its Charter)

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PACIFIC BIOMARKERS, INC.
220 West Harrison Street
Seattle, Washington 98119

October 22, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders of Pacific Biomarkers, Inc. to be held on Monday, December 6, 2010, at 9:00 a.m., local time.  The meeting will be held at our executive offices located at 220 West Harrison Street, Seattle, Washington 98119.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the meeting.  In addition to the formal business to be transacted, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders.

I personally look forward to greeting our stockholders who are able to attend the meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, please sign, date and promptly mail as soon as possible the enclosed proxy in the prepaid envelope provided.

Thank you.

Sincerely,

Ronald R. Helm
Chairman and Chief Executive Officer

PACIFIC BIOMARKERS, INC.
220 West Harrison Street
Seattle, Washington 98119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held December 6, 2010

Stockholders:

Notice is hereby given that our 2010 Annual Meeting of Stockholders of Pacific Biomarkers, Inc., a Delaware corporation, will be held on Monday, December 6, 2010, at 9:00 a.m., local time, at 220 West Harrison Street, Seattle, Washington 98119, for the following purposes:

1.	To elect seven directors to our Board of Directors; and

2.	To ratify the appointment of PMB Helin Donovan, LLP as our independent auditors for the fiscal year ending June 30, 2011.

Each of these items of business is more fully described in the Proxy Statement accompanying this Notice.

We have fixed the close of business on October 15, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting, including any adjournments or postponements.  The Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On December 6, 2010:             The proxy statement and annual report on Form 10-K are available at our website at www.pacbio.com.

By Order of the Board of Directors
PACIFIC BIOMARKERS, INC.

Ronald R. Helm
Chairman and Chief Executive Officer
Seattle, Washington
October 22, 2010

IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the annual meeting.  Promptly signing, dating and returning the proxy will save us the expense and extra work of additional solicitation.  An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose.  Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

PACIFIC BIOMARKERS, INC.
220 West Harrison Street
Seattle, Washington 98119

PROXY STATEMENT
For
2010 Annual Meeting of Stockholders

We are providing this Proxy Statement to you in connection with the 2010 Annual Meeting of Stockholders for Pacific Biomarkers, Inc.  The Annual Meeting will begin at 9:00 a.m. (local time) on Monday, December 6, 2010.  The Annual Meeting will be held at our executive offices at 220 West Harrison Street, Seattle, Washington for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Our Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting, including at any adjournments or postponements.  You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement.  However, you do not need to attend the Annual Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this Proxy Statement and accompanying proxy card on or about October 25, 2010, to all stockholders entitled to notice of the Annual Meeting.  A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, including financial statements, accompanies this Proxy Statement.

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting and Outstanding Shares

Only holders of record of our common stock at the close of business on October 15, 2010, are entitled to notice of and to vote at the Annual Meeting.  On that date, there were 16,909,501 shares of common stock issued and outstanding.  Stockholders are entitled to one vote for each share of common stock held of record on each matter to be voted upon at the Annual Meeting.

Quorum; Approval Requirements

The presence, in person or by proxy, of holders of record of at least 50% of the outstanding shares of our common stock constitutes a quorum at the Annual Meeting.  Assuming the presence of a quorum, the following sets forth the stockholder approval requirements under Delaware law and our Certificate of Incorporation for each matter to be presented at the Annual Meeting:

•	directors are elected by a plurality of the votes of the shares present at the Annual Meeting and entitled to vote; and
•	ratification of the appointment of PMB Helin Donovan, LLP as our auditors for fiscal 2011 requires the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote.

Computershare Trust Company, Inc., our transfer agent, will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Withholding Your Vote, Abstentions and Broker Non-Votes

In the election of directors, you can withhold your vote for any of the nominees.  “Withheld” votes will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, and will have the effect of a vote against the withheld nominee.  With regard to the other proposal on our auditors, you can vote to “abstain.”  If you vote to “abstain,” your shares will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, and your abstention will have the effect of a vote against the proposal.

If you hold your shares in “street name,” you are the beneficial owner of the shares, but the record owner of the shares is your brokerage firm or bank.  If you fail to vote your shares, your brokerage firm or bank, as the record owner of the shares, may have discretionary authority to vote the shares.  However, your brokerage firm, bank, or other nominee is only permitted by applicable regulatory requirements to vote your shares on “routine matters” without specific instructions from you, the beneficial owner of the shares.  The election of directors is not deemed a routine matter; consequently, your broker may not vote your shares on the election of directors unless they receive specific instructions from you.  The other proposal, for ratification of our auditors, is considered “routine” and your broker may vote your shares on that proposal.  A “broker non-vote” occurs when a broker submits a proxy without voting on one of more of the non-routine matters.  Under Delaware law, shares represented by a broker non-vote are considered present at the meeting for purposes of determining whether a quorum exists, but are not considered shares “entitled to vote” on the matter and will not be counted for or against the proposal.

Proxies

Ronald R. Helm, our Chief Executive Officer, and John P. Jensen, our Vice President and Controller, are the named proxies on the enclosed proxy card.  Our Board of Directors selected Messrs. Helm and Jensen to serve in this capacity.  If you properly sign and return your proxy card, it will be voted by the named proxies in accordance with your directions, or if you sign your card but do not indicate a vote, your shares will be voted by the proxies in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

Revocability of Proxies

Any stockholder who executes and returns a proxy card to us retains the right to revoke it at any time before it is voted.  It may be revoked by delivering either a written notice of revocation or a duly executed proxy bearing a later date to our Corporate Secretary at any time prior to the Annual Meeting.  Alternatively, it may be revoked by attending the Annual Meeting and voting in person.  Please note that your attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement and the proxy card.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to such beneficial owners.  We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to any of our officers, directors or regular employees for such services.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of October 15, 2010, certain information regarding the beneficial ownership of our common stock by the following persons or groups:

•	each person who, to our knowledge, beneficially owns more than 5% of our common stock;
•	each Named Executive Officer identified in the Executive Compensation table below;
•	each of our current directors and director nominees; and
•	all of our directors and executive officers as a group.

As of October 15, 2010, there were 16,909,501 shares of common stock issued and outstanding.

	Amount and Nature of Beneficial Ownership (1)
Name and Address	No. of Shares	Stock Options and Warrants Exercisable within 60 days of October 15, 2010	Total Common Stock Beneficially Owned		Percentage Ownership
Officers and Directors (2):
Ronald R. Helm	711,868	563,493	1,275,361		7.3%
Elizabeth T. Leary, Ph.D.	79,398	202,031	281,429		1.6
Michael P. Murphy, Ph.D.	51,000	134,222	185,222		1.1
Mario R. Ehlers, Ph.D.	36,500	128,817	165,317		**
Paul G. Kanan	131,024	183,106	314,130	(3)	1.8
Richard W. Palfreyman	42,500	76,622	119,122		**
Curtis J. Scheel	42,500	29,861	72,361		**
Stanley L. Schloz	539,460	4,861	544,321	(4)	3.2
Kenneth R. Waters	152,932	117,209	270,141	(5)	1.6
All current directors and executive officers as a group (10 persons)	1,839,932	1,527,444	3,367,376		18.3

5% Owners:
Anthony Silverman 7625 E. Via Del Reposo Scottsdale, AZ 85258	1,493,335	—	1,493,335		9.0

**	Less than one percent
(1)
This table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, to our knowledge, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned.  Options and warrants exercisable within 60 days of October 15, 2010, are shown separately in the column titled “Stock Options and Warrants Exercisable within 60 days of October 15, 2010.

(2)	The address of each of our officers and directors is c/o Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, WA 98119.
(3)	Includes 88,524 shares of common stock held by the Kanan Living Trust dated May 15, 1990, of which Mr. Kanan is a co-trustee with his wife.
(4)	Includes 272,034 shares held in a family trust, 6,500 shares held by a corporation controlled by Mr. Schloz and 22,500 shares of common stock held by Mr. Schloz’s wife.
(5)	Includes 16,667 shares held in a family trust for which Mr. Waters is a co-trustee with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of seven directors.  Our Board of Directors has nominated the seven persons named below as candidates for election at the Annual Meeting, each of whom is a current director.  If elected at the Annual Meeting, each director nominee will hold office until the next meeting of stockholders at which his successor is duly elected and qualified or until his earlier death, resignation or removal.

In the event that any of the nominees is unable or declines to serve as a director at or prior to the time of the Annual Meeting (an event that we do not currently anticipate), the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose.  Each of the nominees has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each of the seven nominees as director.

Name	Age	Current Position	Director Since
Ronald R. Helm	59	Chairman, Chief Executive Officer and Director	2002
Kenneth R. Waters	59	Director, and Director of Strategic Planning	2008
Mario R. Ehlers	51	Director	2009
Paul G. Kanan	64	Director	1996
Richard W. Palfreyman	68	Director	2002
Curtis J. Scheel	51	Director	2006
Stanley L. Schloz	67	Director	2008

Name of Director	Background / Experience

Ronald R. Helm
Ronald R. Helm has served as our Chairman, Chief Executive Officer and a Director since August 2002. From 1996 to August 28, 2002, Mr. Helm served as the Chairman and CEO of Saigene Corporation, and served on the board of directors of Saigene until January 2004.  Mr. Helm was previously in a private law practice with the California law firm of Helm, Purcell & Wakeman. Mr. Helm was a Senior Vice-President and General Counsel for ComputerLand Corporation and also served as the Managing Director of ComputerLand Europe. Prior to that, Mr. Helm was the Associate Dean for Development and a Professor of Law at Pepperdine University School of Law.  He received his B.S.Ed from Abilene Christian University and his J.D. from Pepperdine University School of Law.

Relevant Experience.  Mr. Helm’s role as our Chief Executive Officer for the past 10 years, which gives him deep and current knowledge of our business operations and strategy, makes him an essential member of the Board.  Mr. Helm has 34 years in higher education, law and business.

Mario R. Ehlers
Dr. Ehlers became a Director in September 2009, and serves as Chair of our Science & Technology Committee.  Dr. Ehlers currently is the Deputy Director, Clinical Trials Group, Immune Tolerance Network at the University of California, San Francisco. Mr. Ehlers' prior business positions include serving as our Chief Medical Officer from August 2002 to August 2008 and as Chief Medical Officer and Senior Vice President of Restoragen, Inc. from 1998 to 2002.  In 2003, Restoragen filed for Chapter 11 bankruptcy protection.  Dr. Ehlers’ roles while at Restoragen included clinical drug development efforts, strategic planning and general business development activities.  We believe that Restoragen’s bankruptcy filing does not reflect Dr. Ehlers’ ability or integrity.  Dr. Ehlers was formerly chairman of the Department of Medical Biochemistry at the University of Cape Town Medical School and Instructor in Biochemistry at Harvard Medical School.  Dr. Ehlers holds an M.D. and a Ph.D from the University of Cape Town Medical School, South Africa.

Name of Director	Background / Experience

Relevant Experience.  Dr. Ehlers’ prior experience as our Chief Medical Officer for six years, his 10 years of relevant industry experience and 12 years of biomedical research experience provides the Board with detailed knowledge and insight into the specialty lab and clinical trials business, and the markets in which we operate.

Paul G. Kanan
Paul G. Kanan has served as a Director since July 1996 and currently serves on our Audit Committee.  Mr. Kanan previously served as our President and Chief Executive Officer from October 1996 through August 2002.  Since May 2001, Mr. Kanan has served as Executive Vice President of Finance and Operations of Agensys, Inc., a biotechnology firm in California. From 1992 to 2004, Mr. Kanan served as an officer and director of CEO Advisors, a health care consulting firm that he co-founded. Mr. Kanan received his B.S.E. from the University of Michigan and an M.B.A. from Harvard University Graduate School of Business.

Relevant Experience.  Mr. Kanan’s role as a long-serving director on our Board and his 25 years of senior management experience in the biotechnology industry, including in product development, marketing, manufacturing and business development, provide the Board with a deep understanding of our company and industry perspective.

Richard W. Palfreyman
Richard W. Palfreyman became a Director in August 2002, and currently serves on our Audit (Chair), Compensation and Science & Technology Committees. Mr. Palfreyman is currently the President, CEO and Director of the Relax the Back Corporation, serving since November 2001. Mr. Palfreyman’s prior business positions include serving as President and Chief Executive Officer of BackSaver Acquisitions Corporation from November 2001 to October 2002, as Chief Operating Officer and Chief Financial Officer of Spafinder, Inc. from October 2000 to August 2001 and as Chief Operating Officer of Spectra Entertainment Corporation from October 1996 to June 2000. He has also served as President and Chief Executive Officer of the Photo & Sound Corporation and as the Chief Financial Officer of ComputerLand Corporation.  Mr. Palfreyman holds a B.S. in Economics and an M.B.A. from the University of Utah.

Relevant Experience.  Mr. Palfreyman has a broad background in financial, accounting and operational experience, gained over more than 30 years in senior leadership positions with businesses across various industries.  His experience also qualifies him to serve as an audit committee financial expert.

Curtis J. Scheel
Curtis J. Scheel became a Director in January 2006, and currently serves on our Governance (Chair), Audit and Science & Technology Committees.  Since April 2009, Mr. Scheel has been a partner in Tatum, LLC, an executive services consulting firm.  Mr. Scheel previously served in several positions with Ritz Camera Centers, Inc., including as Chief Financial Officer from 2003 to 2005, as Chief Operating Officer from January 2003 to March 2009, and as President from December 2007 to March 2009.  Ritz Camera Center, Inc. filed for Chapter 11 bankruptcy protection in February 2009.  Mr. Scheel believes that the bankruptcy filing was a result of many factors, including the company’s inability to respond to dramatic shifts in technology, the recession of 2008, and limitations imposed by its principal financial institution, and that his actions helped mitigate the severity of the bankruptcy proceedings, enabling the company to be acquired out of bankruptcy and continue to be operated.  We believe that Ritz Camera’s bankruptcy filing does not reflect Mr. Scheel’s ability or integrity.  Mr. Scheel’s prior business positions include President and Chief Financial Officer of Cameraworld.com from December 1999 to May 2002 and Director of National Marketing, Technology Division, Deutsche Financial Services Corp. from July 1996 to December 1999. He has also served as Vice President and Chief Financial Officer at Artisoft, Inc. from September 1995 to June 1996 and Vice President and Treasurer at Microage, Inc. from September 1989 to 1995.  Mr. Scheel holds a B.B.A. and an M.B.A. from the University of Wisconsin-Madison.

Name of Director	Background / Experience

Relevant Experience.  Mr. Scheel’s 25 years of broad financing and financial experience across several industries and business models, including banking, working capital financing, investor relations, acquisitions and capital formation, give him important perspectives on issues that come before the Board, such as business, strategic, finance and operating matters.

Stanley L. Schloz
Stanley L. Schloz became a Director in June 2008 and currently serves on our Compensation (Chair) and Governance Committees.  Mr. Schloz served on the board of directors of Oncologix Tech Inc. (formerly BestNet Communications) from 2003 to 2007, and Mr. Schloz currently serves as President and on the board of directors of Tempco Inc., a public shell company.  Mr. Schloz’s prior business positions include serving as director of the Tactical Systems Operations, Space and Systems Technology Group, Motorola Inc.  Mr. Schloz holds a degree of Bachelor of Science in Electrical Engineering from Iowa State University and has completed advanced business studies at Arizona State University.

Relevant Experience.  Mr. Schloz’s general management experience from his years at Motorola and his director and management experience at small public companies provides practical perspective to the Board’s decision-making process.

Kenneth R. Waters
Kenneth R. Waters became a Director in June 2008 and currently serves on our Compensation and Governance Committees.  Mr. Waters has been our Director of Strategic Planning since September 2002 and Corporate Secretary since December 2004.  Mr. Waters is currently is the CEO of E-Seek Inc., serving in that position since 1999, and since 2009 has also served as the founder, CEO and director of Protégé Sports, Inc., an e-learning and training media sports company.  Mr. Waters previously served on the board of directors of Pomeroy IT Solutions, Inc., a public company, from June 2004 to May 2008.  Mr. Waters previously served as President of Microage Corporation and as CEO of ComputerLand Corporation and Power-Up Software.  Mr. Waters has also established a business and legal consulting practice, working with such clients as AT&T, Williams-Sonoma, Matrixx Initiatives, ComputerLand, Power Up Software, Peerless Systems Corporation, and CelluLand.  Mr. Waters has a BA in Political Science/History from U.C. Davis and a J.D. from Pepperdine University School of Law, and is a member of the California Bar Association.

Relevant Experience.  Mr. Waters’ 30 years’ experience as a senior business executive, together with his previous practice as a business attorney and legal consultant and experience on other public company boards of directors, brings a strategic, business and operational perspective to the Board.

Stockholder Approval

Assuming a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected as directors.  Unless otherwise directed, the persons named as proxies in the enclosed proxy card will vote the proxies received by them FOR the seven nominees named above.

Board Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of seven directors, a majority of whom are considered independent.  The roles and responsibilities of the Board are as set forth by Delaware corporate law, which includes providing general oversight of management and setting strategic direction for the company.  Our Board held five meetings in fiscal 2010.

Director Independence

Our Board of Directors has determined that four of our non-employee directors (Paul Kanan, Richard Palfreyman, Curtis Scheel and Stanley Schloz), collectively constituting a majority of our Board, are “independent” within the meaning of the listing standards of The Nasdaq Stock Market.  In addition, our Board has made a subjective determination as to each of the foregoing individuals that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director.

During the first two months of fiscal 2010, Terry M. Giles served on the Board of Directors.  Mr. Giles resigned from the Board on September 1, 2009.  Prior to his resignation, Mr. Giles also satisfied the independence standards of the Nasdaq listing rules.

Board Leadership Structure

Ronald R. Helm, our Chief Executive Officer, currently also serves as our Chairman of the Board.  We have not established a written position description for our Chairman of the Board; rather, a primary function of that position is to set the agenda for and lead Board meetings.  We believe the combined Chairman / Chief Executive Officer position has certain advantages over other board leadership structures, and is appropriate for a company of our small size.  In particular, we believe that the present structure best meets our current needs because

•	it facilitates efficient and effective communication between management and non-employee members of the Board;
•	it provides clarity for our stockholders on corporate leadership and accountability; and
•
Mr. Helm’s direct involvement in our business and management of our day-to-day operations provides him with the best knowledge of our strategy, operations and financial condition, and makes him best positioned to lead productive Board sessions.

Our Board does not have an independent lead director.

Board Oversight of Risk

Our Board of Directors actively evaluates risks inherent in our ongoing business by reviewing, among many other things, our financial position, operating performance, market opportunities and exposures, management conduct, customer credit exposure, supplier risks, financial controls and procedures, employment practices and information and physical security.  We conduct these activities in conjunction with management, through quarterly Board of Directors’ meetings, ongoing activities of our Board Committees and informal director communications on relevant topics.  Our committees include an Audit Committee overseeing accounting and financial issues and risks, a Compensation Committee reviewing leadership performance and compensation, a Governance Committee assessing Board activities and performance and corporate governance issues, and a Science & Technology Committee providing insights and strategic direction for our current and future market offerings.

Board Committees

Our Board of Directors has standing Audit, Compensation, Governance and Science & Technology Committees.  Each committee has the power to engage independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of our Board of Directors or any of our officers.  Our Board has adopted a written charter for each of its Committees, and the current versions of the charters are available on our website at www.pacbio.com/investors/board-committees.php.

Audit Committee	4 meetings in fiscal 2010

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices. The committee has general responsibility for reviewing with management the financial and internal controls and the accounting, auditing and reporting activities of our company and our subsidiaries. The committee annually reviews the qualifications and objectivity of our independent auditors, is responsible for selecting, retaining or replacing our independent auditors, reviews the scope, fees and result of their audit, reviews and approves any non-audit services and related fees, is informed of their significant audit findings and management’s responses thereto, and annually reviews the status of significant current and potential legal matters. The Audit Committee reviews the quarterly and annual financial statements and recommends their acceptance to the Board of Directors. The Audit Committee also has authority for selecting and engaging our independent auditors and approving their fees.

The Audit Committee consists of three directors, currently Richard Palfreyman (Chair), Curtis Scheel and Paul Kanan.  The Board has determined that Mr. Palfreyman is qualified as an “audit committee financial expert” within the meaning of SEC regulations based on his accounting and related financial management expertise. Each of the directors serving on the Audit Committee during fiscal 2010 is considered “independent” within the meaning of the Nasdaq listing standards.

Compensation Committee	3 meetings in fiscal 2010

The Compensation Committee annually reviews and establishes both the cash and non-cash components of compensation and benefits provided to our Chief Executive Officer and other executive officers, as well as Director compensation.  In addition, the Compensation Committee reviews and approves general policy matters relating to employee compensation and benefit programs, and our Compensation Committee administers our equity incentive plans.

The Compensation Committee has the power and authority of the Board to perform the following duties and responsibilities:

•	review and evaluate the compensation and performance of our Chief Executive Officer and other executive officers, and determine executive officer compensation;
•	review and approve corporate and personal performance goals under our non-equity incentive programs for our Chief Executive Officer and other executive officers and our employees;
•	make recommendations to our Board with respect to incentive stock options and restricted stock awards under our equity-based plans, and administer those plans;
•	review and recommend to the Board director compensation levels and practices (including retainers, meeting fees, committee fees, and equity awards);
•	review and approve compensation arrangements for any potential new executive officers;
•	review and approve severance arrangements for any terminated executive officers; and
•	annually review and assesses the adequacy of the Compensation Committee Charter and recommends any proposed changes to the Board for approval.

In determining the appropriate level and mix of compensation for our executive officers (other than our Chief Executive Officer), the Compensation Committee considers the recommendations of our Chief Executive Officer, as well as changes in market trends.  With respect to compensation and benefits for our Chief Executive Officer, the Compensation Committee consider a variety of factors that it deems appropriate from time to time, including without limitation company performance and relative stockholder return, attainment of specified long- or short-term objectives, and management development.

In fiscal 2010, our management retained the services of Jacobsen, Betts & Company, a compensation consultant, to advise regarding employee and executive officer compensation.  This consultant was specifically engaged to review our employee salary matrix, rate position, scope and skill, to compare these to market and advise of market trends, and to recommend specific changes to position descriptions, qualifications and ratings, and otherwise to advise on our overall compensation system.  Based on the compensation consultant’s advice, management made recommendations to the Compensation Committee for setting executive officer compensation.  The role of the compensation consultant was purely advisory to our management and the Compensation Committee retained ultimate responsibility for its compensation-related decisions.  The Compensation Committee did not engage or otherwise meet with the compensation consultant or engage in any formal benchmarking.

The Compensation Committee consists of three directors, currently Stanley Schloz (Chair), Richard Palfreyman and Kenneth Waters.  Messrs. Schloz and Palfreyman are each considered “independent” within the meaning of the Nasdaq listing standards; however, Mr. Waters is not “independent” as he currently is an employee, serving as our Director of Strategic Planning.

Governance Committee	2 meetings in fiscal 2010

The Governance Committee’s role is (i) to identify qualified individuals to become board members, (ii) to determine the slate of director nominees for election or appointment to our Board of Directors (iii) to determine the composition of committees of our Board of Directors, (iv) to lead the Board in its annual review of the Board’s performance and (v) to review and evaluate corporate governance matters.

The Governance Committee consists of three directors, currently Curtis Scheel (Chair), Stanley Schloz and Kenneth Waters.  Each of Messrs. Scheel and Schloz is considered “independent” within the meaning of the Nasdaq listing standards; however, Mr. Waters is not considered “independent,” as he currently is an employee, serving as our Director of Strategic Planning.

Science & Technology Committee	1 meeting in fiscal 2010

In March 2010, the Board established the Science & Technology Committee to provide assistance to the Board in fulfilling its oversight responsibilities relating to:  (i) our research and development and technology strategies and initiatives; (ii) significant trends in science and technology and the potential impact of such trends on our business and operations; and (iii) ongoing protection of our intellectual property and scientific know-how.

The Science & Technology consists of three directors, currently Mario Ehlers (Chair), Curtis Scheel and Richard Palfreyman.  Messrs. Scheel and Palfreyman are each considered “independent” within the meaning of the Nasdaq listing standards; however, Dr. Ehlers is not considered “independent” as he was previously employed as our Chief Medical Officer within the past two years.

Director Attendance at Board and Committee Meetings

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chief Executive Officer / Chairman, and other members of management on matters affecting us.  During the 2010 fiscal year, all directors were in attendance at more than 75% of the meetings held of the Board and any committees on which they served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy requiring director attendance at our annual meeting of stockholders, however, all directors are encouraged to attend.  At last year’s annual meeting of stockholders, none of our directors were in attendance because we had a conflicting Board meeting.

Executive Sessions

At each Board and Committee meeting, the non-employee directors have the opportunity to meet in executive session without members of management present.

Director Nomination Process

One of the functions of the Governance Committee is to make recommendations to our Board of Directors of candidates for election to the Board, for recommendation and nomination to the stockholders.

In identifying candidates to be directors, the Governance Committee seeks persons it believes to be knowledgeable in our business or industry experience, or some aspect of it which would benefit our company.  The Governance Committee believes that the minimum qualifications for serving on our Board of Directors are that each director has an exemplary reputation and record for honesty and integrity in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters, have an ability to review and understand our financial and other reports, and to discuss such matters intelligently and effectively.  The Governance Committee also considers diversity, age, skills, professional backgrounds and experience, and such other factors as it deems appropriate given the current needs of the Board of Directors and our Company, to maintain a balance of knowledge, experience and capability. The Governance Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity or any other factor in order to determine the appropriate composition of the Board.  The Governance Committee will take into account whether a candidate qualifies as “independent” under applicable SEC rules and Nasdaq listing requirements. If a nominee is sought for service on the Audit Committee, the Governance Committee will take into account the financial and accounting expertise of a candidate, including whether an individual qualifies as an “audit committee financial expert.” Each candidate also needs to exhibit qualities of independence in thought and action.  Finally, a candidate should be committed to the interests of our stockholders, and persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

Prior to the creation of the Governance Committee, candidates were traditionally recommended to the Board by our Chief Executive Officer or one of the other directors, and there has not been a formal process for identifying new director nominees.

The Governance Committee has recommended all of the directors for re-election to the Board of Directors.

Policy on Stockholder Nomination of Directors

The Governance Committee is open to receiving recommendations from stockholders as to potential candidates it might consider. The Governance Committee gives equal consideration to all director nominees, whether recommended by our stockholders, management or current directors.

A stockholder wishing to submit a director nomination should send a letter to the Governance Committee, c/o Corporate Secretary, Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, WA  98119. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above; although satisfaction of such minimum qualification standards does not imply that the Governance Committee necessarily will nominate the person so recommended by a stockholder. In addition, for nominees for election to the Board proposed by stockholders to be considered, the following information must be timely submitted with the director nomination:

•	the name, age, business address and, if known, residence address of each nominee;
•	the principal occupation or employment of each nominee;
•	the number of shares of our common stock beneficially owned by each nominee;
•	the name and address of the stockholder making the nomination and any other stockholders known by such stockholder to be supporting such nominee;
•	the number of shares of our common stock beneficially owned by such stockholder making the nomination, and by each other stockholder known by such stockholder to be supporting such nominee;
•	any other information relating to the nominee or nominating stockholder that is required to be disclosed under SEC rules in order to have a stockholder proposal included in our proxy statement; and

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

Stockholder Communication to the Board

Stockholders who wish to send communications to our Board of Directors, or to a particular Director or Board Committee, can send correspondence to our Corporate Secretary, c/o Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, WA  98119.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such correspondence must set forth the name and address of the stockholder, and must state the form of stock ownership and the number of shares beneficially owned by the stockholder making the communication.  Our Corporate Secretary will compile and periodically forward all such communication to the Board of Directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, controller and other employees performing similar functions.  A copy of the Code of Ethics is available on our website at www.pacbio.com/investors/corporate_governance.php.

COMPENSATION OF DIRECTORS IN FISCAL 2010

Management Directors

We do not pay directors who are also our employees any additional compensation for serving as a director, other than customary reimbursement of expenses.  This applies to Ronald R. Helm, our Chairman and Chief Executive Officer, and Kenneth R. Waters, our Director of Strategic Planning and Corporate Secretary.

Non-Employee Directors

We believe that compensation for non-employee directors should be at a level which is sufficient to attract talented and diverse individuals to serve on our Board of Directors.  We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors.

Director Compensation Table for 2010 Fiscal Year

The following table presents information about the compensation that was paid or earned during fiscal 2010 by our Directors for their service on the Board (other than Ronald R. Helm, our Chairman and Chief Executive Officer, whose compensation is presented in the Summary Compensation Table in this Proxy Statement as a “Named Executive Officer”).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
	($)	($)(1)(2)	($)(1)(2)	($)

Mario Ehlers	$13,750	$7,000	-	$20,750
Paul G. Kanan	17,500	7,000	-	24,500
Richard W. Palfreyman	23,125	7,000	-	30,125
Curtis J. Scheel	23,125	7,000	-	30,125
Stanley L. Schloz	22,500	7,000	-	29,500
Kenneth R. Waters (3)	—	—	—	—

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of their awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  For a discussion of the assumptions made in determining the valuations of these awards, see “Note 10.  Stock Incentive Plans and Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(2)	As of the end of the 2010 fiscal year, the Directors listed in the Director Compensation Table held the following aggregate number of stock awards and stock options:
•	Dr. Ehlers held 17,500 shares of restricted stock and 121,178 stock options.
•	Mr. Kanan held 30,000 shares of restricted stock and 178,245 stock options.
•	Mr. Palfreyman held 30,000 shares of restricted stock and 71,761 stock options.
•	Mr. Scheel held 30,000 shares of restricted stock and 25,000 stock options.
•	Mr. Schloz held 30,000 shares of restricted stock and zero stock options.
•	Mr. Waters held 39,000 shares of restricted stock and 113,043 stock options.
(3)	Mr. Waters is our employee, serving as our Director of Strategic Planning, and he receives no separate cash or equity compensation for serving on the Board of Directors.

Narrative to Director Compensation Table

We pay to our non-employee directors an annual retainer of $15,000 ($3,750 paid quarterly in connection with each quarterly Board meeting).  In addition, Committee members receive $2,500 annually ($625 paid quarterly) and Committee Chairs receive $5,000 annually ($1,250 paid quarterly).  Our Directors who are employees (Messrs. Helm and Waters) receive no compensation for serving as a director.

Non-employee directors are also eligible to receive awards of stock options or restricted stock under our equity compensation plans.  In fiscal 2010, we granted each non-employee director a restricted stock award for 17,500 shares.  In addition, non- management directors will be reimbursed their expenses associated with attending Board meetings.

We maintain liability insurance on our directors and officers.

TRANSACTIONS WITH RELATED PERSONS

Except as described below, no relationships or transactions existed or occurred between us and any of our executive officers, directors or nominees for director, or any affiliate of or person related to any of them, since the beginning of 2009 fiscal year of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

On September 1, 2009, we closed a $4 million term loan with Terry M. Giles, a then-member of our Board of Directors.  The loan is secured by a blanket security interest on our assets and the assets of our subsidiaries.  The loan bears interest at a fixed rate of 12.0% per annum, and was originally due and payable over 48 months with the first 8 months of payments being interest only ($40,000 per month, beginning September 30, 2009) and the remaining 40 months at a monthly payment of $121,822 of principal and interest.  We are obligated to pay a quarterly finance fee of $12,000 to Mr. Giles during the 48-month term of the loan.  In connection with and as required by the loan, on September 1, 2009, we repurchased 2,391,906 shares of common stock from Mr. Giles and certain other stockholders at a price of $0.70 per share, pursuant to a Stock Redemption Agreement. We received net loan proceeds of $2,325,666, after payment of the stock repurchase, but excluding our legal and other expenses for the transaction. Effective upon closing of the loan transaction, Mr. Giles resigned from our Board.  Mr. Giles is entitled to certain ongoing Board observation rights while the loan remains outstanding.

Our loan with Mr. Giles was approved by all of the members of Board (with Mr. Giles abstaining), and the Board determined that the terms of the loan transaction were more favorable than we could have obtained from an unaffiliated third party, and that the terms of the loan were fair to and in the best interest of our stockholders.

Subsequently, on October 1, 2010, we amended the loan with Mr. Giles to extend the term of the loan on a portion of the principal balance and to reamortize the loan, reducing the required monthly payment, as follows:  (i) for the remainder of the original 48-month term of the loan (thru August 31, 2013), we are required to make monthly payments of principal and interest in the amount of $104,644.68; (ii) for an extended 19 month term (thru March 31 , 2015), we are required to make monthly payments of principal and interest in the amount of $20,000.00; and (iii) on April 30, 2015, we are required to make a final balloon payment in the amount of $600,000.00.

All ongoing and any future related-party transactions have been and will be made or entered into on terms that are no less favorable to us than those that may be obtained from an unaffiliated third party.  In addition, any future related-party transactions must be approved by our Governance Committee or by a majority of the disinterested members of our Board of Directors.  If a related person proposes to enter into such a transaction with us, such proposed transaction must be reported to us, preferably in advance.

EXECUTIVE OFFICERS

Our executive officers are appointed by and serve at the discretion of the Board of Directors.  Our executive officers as of October 15, 2010 were as follows:

Name	Age	Position
Ronald R. Helm	59	Chairman, Chief Executive Officer and Director
Elizabeth Teng Leary, Ph.D.	62	Chief Scientific Officer
Michael P. Murphy, Ph.D.	56	Chief Operating Officer
John P. Jensen	54	Vice President and Controller

Set forth below is biographical information for our executive officers, other than Mr. Helm, our Chief Executive Officer.  Mr. Helm’s biographical information is set forth above at “Proposal 1. Election of Directors – Nominees”.

Elizabeth Teng Leary, Ph.D., DABCC
Dr. Leary has served as our Chief Scientific Officer since 2000, prior to which Dr. Leary was our Vice President of Laboratory Services from 1998, and our Vice President and Director of our Laboratory Division from 1989 to 1998.  In l989, Dr. Leary co-founded the Pacific Biometrics Research Foundation (PBRF), a non-profit corporation affiliated with us, and currently serves as the director of the CDC Cholesterol Reference Network Laboratory at PBRF (one of eleven such reference laboratories in the world).  Prior to joining us, Dr. Leary served as a director of clinical chemistry and industry consultant for 13 years. She is past chair of the Pacific Northwest chapter of American Association for Clinical Chemistry (AACC) and the Lipids and Vascular Diseases Division of AACC, and past president of the North America Chinese Clinical Chemist Association.  Dr. Leary has in depth experience in laboratory services in the support of both clinical diagnostic product research and pharmaceutical clinical trials, and actively consults with the pharmaceutical industries in biomarker testing in the areas of cardiovascular diseases, osteoporosis and diabetes.  She has published over 80 articles in peer-reviewed journals and books and is a recipient of several grants and awards.  Dr. Leary received her B.A. from the University of California at Berkeley and her Ph.D. in Biochemistry from Purdue University. She is a graduate of the post-doctoral training program in clinical chemistry at the University of Washington Department of Medicine.  She is a diplomate of the American Board of Clinical Chemistry.

Michael P. Murphy, Ph.D., DABCC
Dr. Murphy was appointed as our Chief Operating Officer in October 2009.  Previously, Dr. Murphy served as our Senior Vice-President, Operations since May 2005.  From June 1999 to May 2005, Dr. Murphy served as Director, Laboratory Operations, Regional CMBP Account Executive, and Technical Director of Laboratory Corporation of America.  He served as Director of Laboratory Services from 1998 -1999 at Pacific Biomarkers, Inc. before returning to the commercial clinical diagnostic laboratory industry.  From November 1993 through November 1997, Dr. Murphy was Technical Director for Laboratory Corporation of America. Prior to 1993 he served as Laboratory Director for Eastern Maine Medical Center and Director, Professional Services at Compulab Corporation. His experience includes various environments such as clinical diagnostic, commercial reference, and clinical trial and research laboratories. His areas of expertise include technical and administrative laboratory operations, method standardization and quality assurance, laboratory consultation and support, information systems and laboratory automation. Research and clinical areas of interest include diabetes, infectious diseases, cardiovascular and oncology testing.  Dr. Murphy received his B.S. from Xavier University and Ph.D. from The Ohio State University. He is a Diplomat of the American Board of Clinical Chemistry.

John P. Jensen
Mr. Jensen has served as our Controller since May 2005 and as a Vice President since July 2007.  From May 2002 to March 2005, Mr. Jensen was Vice President, Operations for Utility, Inc., a privately held manufacturing company.  From June 2000 to March 2002, Mr. Jensen was Director of Operations for Seattle Lab, Inc., a wholly owned subsidiary of BVRP, Inc., a French public company. Prior to 2000, Mr. Jensen has 22 years of experience in financial management in the manufacturing, professional service and retail medical supply sectors, holding senior management positions at Mountain Safety Research, Inc., a wholly-owned subsidiary of REI, Inc., and Karr, Tuttle, Campbell, P.S. Mr. Jensen holds a B.B.A. with a Minor in Mathematics from Eastern Washington University.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table shows for each of the two fiscal years ended June 30, 2010 and 2009, respectively, compensation awarded or paid to, or earned by, the following persons (collectively, the “Named Executive Officers”):

•	Ronald R. Helm, our Chief Executive Officer and Chairman;
•	Elizabeth T. Leary, Ph.D., our Chief Scientific Officer; and
•	Michael P. Murphy, Ph.D., our Chief Operating Officer.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards(2) ($)	Nonequity Incentive Plan Compensation (1) ($)	All Other Comp. ($)		Total ($)

Ronald R. Helm	2010	$285,417	$—	$88,000	$174,000	$56,250	$7,983	(3)	$611,650
Chief Executive Officer	2009	247,083	15,000	20,500	42,480	32,750	7,067		333,021
and Chairman

Elizabeth T. Leary	2010	142,500	—	5,400	12,325	15,818	5,875	(4)	181,918
Chief Scientific Officer	2009	122,313	—	3,690	—	19,380	5,171		150,554

Michael P. Murphy	2010	170,231	—	15,000	12,325	21,852	7,351	(5)	226,759
Chief Operating Officer	2009	157,906	—	5,740	—	30,245	6,749		204,069

(1)
The amount listed under “Bonus” was paid as a discretionary bonus upon approval of the Compensation Committee.  The amount listed under “Nonequity Incentive Plan Compensation” was paid as performance-based compensation upon approval of the Compensation Committee.

(2)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of such awards to the named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  For a discussion of the assumptions made in determining the valuations of these awards, see “Note 10.  Stock Incentive Plans and Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(3)
The amount listed under “All Other Compensation” in fiscal 2010 consists of $2,316 in life insurance premiums paid by us for Mr. Helm’s benefit and $5,667 in company-contributions for Mr. Helm’s account in the 401(k) plan.

(4)
The amount listed under “All Other Compensation” in fiscal 2010 consists of $2,133 of life insurance premiums paid by us for Dr. Leary’s benefit and $3,742 in company-contributions for Dr. Leary’s account in the 401(k) plan.

(5)
The amount listed under “All Other Compensation” in fiscal 2010 consists of $2,244 in life insurance premiums paid by us for Dr. Murphy’s benefit and $5,107 in company-contributions for Dr. Murphy’s account in the 401(k) plan.

Narrative Discussion of Summary Compensation Table Information

The following provides a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our Named Executive Officers.

Base Salary

Base salary is an important element of our executive compensation program and we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value.  We also utilize base salaries to reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs, stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary annually at the end of each fiscal year, subject to the terms of his employment agreement.  The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data.  The Compensation Committee also annually reviews other executives’ salaries, with input from the Chief Executive Officer.

In determining base salaries, the Compensation Committee competitive trends, our overall financial performance and resources, our operational performance, and general economic conditions, as well as a number of factors relating to the particular executive officers, including their respective performance, and levels of their respective managerial and executive experience, ability and knowledge of the job.

Our employment agreement with Ronald R. Helm, Chief Executive Officer and Chairman, provided for a base salary of $250,000 per year during fiscal 2008.  During fiscal 2010, the Compensation Committee approved an amendment to Mr. Helm’s employment agreement to increase his base salary to $300,000 per year, effective October 1, 2009.  Mr. Helm’s base salary has been set at an amount that we believe to be generally consistent with the base salaries paid for Chief Executive Officers by other established, growth-oriented biotech companies.

Under our employment agreement with Dr. Elizabeth Leary, our Chief Scientific Officer, her original base salary was $190,000.  Effective March 1, 2008, Dr. Leary’s base salary was reduced to $114,000 to accommodate an agreed upon reduction from full-time to 2/3rd time, and subsequently, effective March 1, 2009, Dr. Leary’s base salary was increased to $142,500 to accommodate an agreed upon increase to 3/4th time from 2/3rd time.  Dr. Leary’s base salary has been set at an amount that we believe to be generally consistent with the base salaries paid by other established growth-oriented biotech companies for similar positions.

We do not have an employment agreement with Michael Murphy, our Chief Operating Officer.  During fiscal 2010, Dr. Murphy was promoted to Chief Operating Officer from Senior Vice President of Operations, and we increased his salary commensurate with his new position to $174,190 annually from $158,355.  We have set Dr. Murphy’s base salary at an amount that we believe to be generally consistent with the base salaries paid by other established growth-oriented biotech companies for similar positions.

Performance-Based Cash Compensation for Fiscal 2010

We have established annual performance-based incentive compensation plans to provide cash incentives designed to reward our executive officers and employees for achieving and surpassing certain financial goals that we set.  We have three performance based plans – for our senior management team, our business development team and for all of our employees.

Our senior management incentive compensation plan provides for performance targets based upon company financial performance for the full fiscal year.  For fiscal 2010, the two performance targets were $14.0 million in revenue and $1.6 million in operating profit.  Under this plan, eligible executive officers could receive cash incentive compensation equal to a percentage of their yearly base salaries (up to a maximum of 10%) upon achievement of each financial target – 5% for the annual revenue target and 5% for the operating profit target.  For fiscal 2010, neither the revenue target nor the operating profit target was achieved and none of the executive officers received any cash incentive compensation under this plan.

Our business development incentive compensation plan provides for performance targets based upon company financial performance.  For fiscal 2010, the two performance targets were $14.0 million in revenue (determined on a quarterly basis) and $9.0 million in backlog (on the full fiscal year).  Under this plan, eligible participants could receive cash incentive compensation equal to a percentage of their yearly base salaries (up to a maximum of 27.5%) upon achievement of each financial target – 4.5% for the annual backlog target, and within a range of 2.5-5.75% per quarter for an escalating quarterly revenue target.  For fiscal 2010, the backlog target was achieved, but none of the quarterly revenue targets, and eligible participants received cash incentive compensation of 4.5% under this plan.

Our employee incentive compensation plan provides for performance targets based upon company financial performance. For fiscal 2010, the two performance targets were $12.0 million in revenue (determined on a quarterly basis) and $7.5 million in backlog (on the full fiscal year).  Under this plan, eligible participants could receive cash incentive compensation equal to a percentage of their yearly base salaries (up to a maximum of 10%) upon achievement of each financial target – 2% for the annual backlog target, and 2% per quarter for the quarterly revenue target.  For fiscal 2010, the backlog target was achieved, but none of the quarterly revenue targets, and eligible participants received cash incentive compensation of 2% under this plan.

Under Mr. Helm’s employment agreement, he is eligible for potential bonuses of up to 30% of his salary based on criteria determined by our Board, as follows:  (a) up to a 10% bonus based on personal performance goals; and (b) up to a 20% bonus based on company performance goals – consisting of 10% under the senior management incentive compensation plan and 10% under the employee incentive compensation plan.  With respect to his 10% personal performance goals, for fiscal 2010, we established performance goals upon achievement of certain personal and company goals as follows:  a revenue target of $12.5 million (3%); completion of $3 million in financing (2%) and restructure of biomarkers division (5%).  With respect to the 10% personal performance goals, the Compensation Committee awarded Mr. Helm 5% — 3% for partial achievement of the biomarkers restructure and 2% for the financing goal, but the revenue goal was not satisfied.  With respect to the 20% company performance goals, the Compensation Committee awarded Mr. Helm a total of 2% under the incentive compensation plans.

Dr. Leary was eligible in fiscal 2010 to participate in the senior management incentive compensation plan and the all employee incentive compensation plan, and she received cash incentive compensation under these plans in the amount of 2% of her salary.

Dr. Murphy was eligible in fiscal 2010 to participate in the senior management incentive compensation plan and the all employee incentive compensation plan, and he received cash incentive compensation under these plans in the amount of 2% of his salary.

Stock Option and Restricted Stock Awards

Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of stock options or restricted stock to our executive officers and across our organization generally.

Under our 2005 Stock Incentive Plan, we may make awards of stock options or grants of restricted stock to our employees.  Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price.  A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest.  This provides an incentive for an option holder to remain employed by us.  In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value.  Restricted stock awards do not require payment by the employee, but are treated as compensation and result in tax consequences to the recipient when the shares vest.  Restricted stock awards provide employees with immediate rights as a shareholder, entitled to vote their shares, provided, however, that the shares are subject to forfeiture if the employee leaves employment with us before the shares vest.  This also provides an incentive for the recipient to remain employed by us.

Pursuant to our employment agreement with Mr. Helm, on October 1, 2009, we awarded Mr. Helm stock options to purchase up to 200,000 shares of common stock at an exercise price of $0.88 per share, which was the current fair market value of the shares.  The options have a term of 10 years and vest monthly over a period of three years.   In addition, on October 1, 2009, we awarded Mr. Helm 100,000 shares of restricted stock at a market price of $0.88 per share, which vest on the fifth anniversary of the grant date.  The restricted shares are subject to forfeiture if Mr. Helm’s employment is terminated prior to the vesting date.

On July 1, 2009, we awarded Dr. Leary stock options to purchase up to 25,000 shares of common stock at an exercise price of $0.60 per share, which was the current fair market value of the shares.  The options have a term of 10 years and vest monthly over a period of three years.   In addition, on July 1, 2009, we awarded Dr. Leary 9,000 shares of restricted stock at a market price of $0.60 per share, which vest on the fifth anniversary of the grant date.  The restricted shares are subject to forfeiture if Dr. Leary’s employment is terminated prior to the vesting date.

On July 1, 2009, we awarded Dr. Murphy stock options to purchase up to 25,000 shares of common stock at an exercise price of $0.60 per share, which was the current fair market value of the shares.  The options have a term of 10 years and vest monthly over a period of three years.   In addition, on July 1, 2009, we awarded Dr. Murphy 25,000 shares of restricted stock at a market price of $0.60 per share, which vest on the fifth anniversary of the grant date.  The restricted shares are subject to forfeiture if Dr. Murphy’s employment is terminated prior to the vesting date.

Limited Perquisites; Other Benefits

It is generally our policy not to extend significant perquisites to our executive officers beyond those that are available to our employees generally, such as company-matching on our 401(k) plan, short-term, long-term disability and life insurance, and health and dental benefits.

Employment Agreements

We have an employment agreement with Mr. Helm that was amended most recently as of October 1, 2010.  During fiscal 2010, Mr. Helm’s compensation under this employment agreement was for a base salary of $300,000 and an annual bonus of up to 30% of his base salary, consisting of up to 20 percent based on the senior management goals and all-employee goals and 10% based on personal goals.  The terms of his compensation were not changed as part of the most recent amendments.  The employment agreement is for a term of three years, and continues through September 30, 2012, renewable upon mutual agreement of us and Mr. Helm.  If we terminate the employment agreement without cause, Mr. Helm will be entitled to receive the unpaid salary and vacation for the remaining term of the agreement, plus any bonus earned as of the date of termination. In the event our company is sold, is the non-surviving party in a merger or completes a sale of substantially all of our assets, Mr. Helm will be entitled to receive an amount equal to two times his base annual salary, less any money that he receives from the buyer or surviving entity.  Mr. Helm may terminate the agreement upon 30 days’ notice.

We have a letter agreement with Dr. Leary for her employment, which was originally entered into in 2004. It originally specified a base salary of $190,000 per year, with potential bonuses of 2.5% paid quarterly and 10% annual bonus based on criteria determined by our board of directors. Effective March 1, 2008, Dr. Leary’s base salary was reduced to $114,000 to accommodate an agreed upon reduction from full-time to 2/3rd time, and subsequently, effective March 1, 2009, Dr. Leary’s base salary was increased to $142,500 to accommodate an agreed upon increase to 3/4th time from 2/3rd time.  Dr. Leary’s employment is at will and this letter agreement can be terminated at any time by us or her.

We do not have a written employment agreement with Dr. Murphy, and his employment is at will.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information about unexercised stock options and unvested stock awards held by each of the Named Executive Officers as of June 30, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
			($)		(#)	($)
Ronald R. Helm	340,000	-	$0.81	01/30/2014	16,667	$5,667
	4,049	-	0.81	01/30/2014	20,833	7,083
	87,500	62,500	0.41	10/01/2018	82,018	27,886
	50,000	150,000	0.88	10/01/2019

Elizabeth T. Leary	21,922	-	0.51	08/27/2012	3,750	1,275
	157,887	-	0.81	01/30/2014	6,667	2,267
	8,333	16,667	0.60	07/01/2019

Michael P. Murphy	4,000	-	0.51	08/27/2012	5,833	1,983
	90,000	-	0.86	08/29/2015	18,519	6,296
	18,000	-	0.99	08/25/2016
	8,333	16,667	0.60	07/01/2019

Potential Payments Upon Resignation, Retirement, or Change of Control

Other than an employment agreement with Mr. Helm (as described above), we do not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change of control of the company.

Our 2005 Stock Incentive Plan provides for accelerated vesting of all unvested stock options and unvested restricted stock awards upon a change of control (as defined in the plan), irrespective of the scheduled vesting date for these awards.

Compensation Policies and Practices as they relate to Risk Management

Our Compensation Committee believes that our compensation practices are designed and implemented in a way that does not promote excessive risk-taking.  Rather, we attempt to develop an overall compensation program that incentivizes our executive officers, as well as our employees generally, to achieve their objectives without encouraging them to take risky business decisions that could maximize short-term results at the expense of long-term value.  We believe this is accomplished through the balance of various elements of our compensation program:

•
we use a mix of cash compensation and equity that is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity based compensation vesting over three to five years;

•
we use stock options and restricted stock awards that feature (a) vesting over a relatively long period (three to five years) and (b) annual grants so that there are multiple and overlapping vesting periods, helping to ensure that one period is not significantly more important to an individual than another;

•
the maximum annual compensation under our performance-based incentive compensation plans is capped at amounts we believe will incentivize the employees, but that will not promote risk taking.  For fiscal 2010, we had caps of 10%, 27% and 10%, respectively, as a percentage of a participant’s annual base salary for bonus payments under our senior management, business development and all-employee incentive compensation plans;

•
performance targets are tied to several financial metrics, including revenues, backlog and operating profit, which are quantitative, measurable, and are aligned with stockholders’ interests, and based on our performance history, we believe the financial performance targets are reasonable and appropriate.

We recognize that with respect to the performance target for backlog under our incentive compensation plans, there is some measure of risk.  Backlog is financial metric we use internally to track our business development efforts, and is calculated on signed contracts, as the anticipated revenues that may be realized in the future for work that has not yet been performed under those contracts.  The risk with the backlog performance target is that the target is based solely on entering into a signed contract and there may be incentive to manipulate the timing for when an agreement gets signed merely to satisfy the target.  We believe that backlog is an appropriate performance metric for us, because we want to encourage our business development team to be actively pursuing new work.  We also believe that we have mitigated the risk by placing a reasonable cap on the incentive compensation (4.5% of base salary for our business development team for fiscal 2010), and we do not believe that the risk is reasonably likely to have a material adverse effect on us.

We intend to assess risk management issues in our compensation practices and policies on an ongoing basis.  In particular, we are aware of various risk mitigation techniques used by other public companies (including clawback policies, stock ownership guidelines, and non-competitive provisions, among others).  We will consider these and other risk management approaches as appropriate.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process.  Our independent public accountants, PMB Helin Donovan, LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing standards and to issue its report.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

Our independent accountants have provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent accountants, and upon the Audit Committee’s review of the representations of management and the report, written disclosures and letter from the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Richard W. Palfreyman
Curtis J. Scheel
Paul G. Kanan

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO SUCH FILING.

Selection of Independent Registered Public Accounting Firm

Our Audit Committee has selected the firm of PMB Helin Donovan, LLP, independent registered public accounting firm, to be our auditors for the fiscal year ending June 30, 2011.  PMB Helin Donovan, LLP has served as our auditors since September 5, 2007.  Representatives of PMB Helin Donovan, LLP are expected to be present by telephone at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit and audit-related services were pre-approved by the Audit Committee, which concluded that the provision of such services by PMB Helin Donovan, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  PMB Helin Donovan, LLP did not provide any tax services to us during fiscal 2009 or 2010.  The Audit Committee’s Charter requires that the Committee review the scope and extent of audit services to be provided, including the engagement letter, prior to the annual audit, and review and pre-approve all audit fees to be charged by the independent auditors.  In addition, all additional non-audit matters to be provided by the independent auditors must be pre-approved.

Audit and Related Fees for Fiscal 2010 and 2009

The following table set forth the aggregate fees billed by PMB Helin Donovan, LLP, our independent registered public accounting firm, for professional services rendered to us during the two fiscal years ended June 30, 2010 and 2009.  The Audit Committee has considered these fees and services and has determined that the provision of these services is compatible with maintaining the independence of each firm.

	PMB Helin Donovan, LLP
	2010	2009
Audit Fees (1)	$93,048	$68,954
Audit Related Fees (2)	8,192	2,952
Tax Fees (3)	-	-
All Other Fees	-	-

(1)
“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-Q, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)
“Tax Fees” generally represent fees for tax compliance, tax advice and tax planning services, including preparation of tax returns.  We did not engage PMB Helin Donovan for tax services during fiscal 2010 and 2009, and instead we use a third-party consulting firm.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected PMB Helin Donovan, LLP as our independent auditors for the 2011 fiscal year, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.  PMB Helin Donovan, LLP has audited our financial statements since September 5, 2007.  Representatives of PMB Helin Donovan, LLP are expected to be present by telephone at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder Approval

Assuming a quorum is present at the Annual Meeting, ratification of our auditors for fiscal 2011 requires the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote.  Unless otherwise directed, the persons named as proxies in the enclosed proxy card will vote the proxies received by them FOR Proposal 2.

Stockholder ratification of the selection of PMB Helin Donovan, LLP as our independent auditors is not required by our bylaws; however the Board of Directors is submitting the selection of PMB Helin Donovan, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that auditing firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

Board Recommendation

The Board of Directors recommends a vote “FOR” Proposal 2.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1933, as amended, requires our executive officers and directors, and persons who own more than 10% of our outstanding common stock, to file reports of ownership and change in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such ownership reports they file.

Based solely on our review of the copies of such reports we received, or written representations from our officers and directors, we believe that, during the 2009 fiscal year, all such filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except that the following filings were not made on a timely basis:

•	Dr. Elizabeth Leary, our Chief Scientific Officer, filed one late Form 4 reporting one transaction;
•	Kenneth R. Waters, a Director, filed one late Form 4 reporting one transaction.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Eligible stockholders who wish to have a qualified proposal considered for inclusion in our proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders must deliver a copy of their proposal in writing to our Corporate Secretary, at 220 West Harrison Street, Seattle, Washington 98119.  Proposals must be received by the Corporate Secretary no later than June 27, 2011.  To be eligible to submit a proposal, a stockholder must comply with all applicable SEC regulations, including Rule 14a-8.  In addition, a stockholder who intends to submit a proposal at the 2011 annual meeting of stockholders that is not eligible or not intended for inclusion in our proxy statement must provide written notice to our Corporate Secretary at our principal executive offices, no later than September 10, 2011. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, including our audited consolidated financial statements, is being mailed to stockholders together with this Proxy Statement.  We will provide copies of the exhibits to the Annual Report on Form 10-K as filed with the SEC, upon written request to our Corporate Secretary, Pacific Biomarkers, Inc., 220 West Harrison Street, Seattle, Washington 98119.  We may require payment of a reasonable fee to cover the costs of reproduction and mailing of any such requested exhibits.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote the shares represented by the proxies on each of such matters, in accordance with their best judgment.

By Order of the Board of Directors

Ronald R. Helm
Chairman and Chief Executive Officer
Seattle, Washington
October 22, 2010

PACIFIC BIOMARKERS, INC.

Proxy Card for 2010 Annual Meeting of Stockholders
December 6, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Pacific Biomarkers, Inc., a Delaware corporation (the “Company”), hereby appoints Ronald R. Helm and John P. Jensen, or either of them, with full power of substitution, as proxies to vote all shares of stock of the Company which the undersigned stockholder is entitled to vote at the Company’s 2010 Annual Meeting of Stockholders, to be held on December 6, 2010, at 9:00 a.m. local time, at the Company’s executive offices located at 220 West Harrison Street, Seattle, Washington 98119 and at any adjournments or postponements thereof (the “Annual Meeting”), upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated October 22, 2010. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held On December 6, 2010:              The proxy statement and annual report on Form 10-K are available at our website at www.pacbio.com.

(Continued and to be signed on the reverse side)

1.	Nominees for Election as Director

(01) Ronald R. Helm
(02) Mario R. Ehlers
(03) Paul G. Kanan
(04) Richard W. Palfreyman
(05) Curtis J. Scheel
(06) Stanley L. Schloz
(07) Kenneth R. Waters

Mark X for only one box:
☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE NUMBER(S) OF NOMINEES BELOW

Number Only ___________________________________

2.	Ratification of the appointment of PMB Helin Donovan, LLP as our independent auditors for the fiscal year ending June 30, 2011:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE ANNUAL MEETING                           ☐

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)	Date	, 2010

Print Name(s)

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).